Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of NGP Capital Resources Company of our reports dated March 13, 2009 relating to the financial statements, financial highlights, financial statement schedule and the effectiveness of internal control over financial reporting of NGP Capital Resources Company, which appears in such Registration Statement. We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Pricewaterhouse Coopers LLP

Houston,Texas
July 30, 2009